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                                                                    EXHIBIT 12.1

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                  SIX MONTHS
                                    ENDED
                                   JUNE 30,                 YEAR ENDED DECEMBER 31,
                                 ------------   ------------------------------------------------
          (UNAUDITED)                2005         2004      2003      2002      2001      2000
-------------------------------  ------------   --------   -------   -------   -------   -------
Earnings
  Pretax income from continuing
     operations................    $64,405      $ 86,530   $49,297   $ 9,815   $57,220   $41,523
  Fixed charges excluding
     capitalized interest......      8,872        15,099    21,793    20,375    22,056    41,660
                                   -------      --------   -------   -------   -------   -------
  Adjusted earnings............    $73,277      $101,629   $71,090   $30,190   $79,276   $83,183
                                   =======      ========   =======   =======   =======   =======
Fixed charges
  Interest expense including
     capitalized interest......      8,256      $ 13,801   $17,702   $18,946   $22,380   $40,381
  Amortization of finance
     cost......................        653         1,104     3,700     1,663        32     1,665
  Interest component of lease
     rental expenditures(1)....        413           763       823       430       257       200
                                   -------      --------   -------   -------   -------   -------
Fixed charges..................    $ 9,322      $ 15,668   $22,225   $21,039   $22,669   $42,246
                                   =======      ========   =======   =======   =======   =======
Ratio of earnings to fixed
  charges......................       7.86          6.49      3.20      1.43      3.50      1.97
                                   =======      ========   =======   =======   =======   =======


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(1) Represents the portion of estimated rental expense assumed to be attributable to interest factors appropriate for the period during which the rental obligations were incurred. 33% was applied for the periods presented.